Exhibit 99.1

National CineMedia, Inc. Completes Acquisition of Captivate

Creates the Leading Premium Video and Digital Out-of-Home Advertising Platform with More Than 48,000 Screens Across 185 Designated Market Areas

CENTENNIAL, Colo., (September 21, 2026) – National CineMedia, Inc. (NASDAQ: NCMI) (“NCM”), the largest cinema advertising platform in the U.S., announced that on September 18, 2026 it completed its previously announced acquisition of Captivate Holdings, LLC (“Captivate”), the leading operator of office and residential digital video advertising in North America, for an enterprise value of $275.0 million.

“The acquisition of Captivate is a key step in advancing NCM’s strategy to build a broader premium video and digital out-of-home advertising platform,” said Tom Lesinski, Chief Executive Officer of NCM. “Captivate’s premium office and residential network complements our leadership in cinema and expands the ways we can connect advertisers with highly sought-after attentive audiences. The combined company creates the premium video and digital out-of-home advertising platform with more than 48,000 digital screens across theaters, office buildings, and residential properties in 185 Designated Market Areas, including all of the top 100. With the transaction now closed, our focus turns to bringing these capabilities together and executing on the opportunities we see across the combined business.”

Transaction Completion and Financing

The transaction closed on September 18, 2026 following the receipt of regulatory approval and satisfaction of other closing conditions. NCM funded the acquisition with borrowings under a new $275.0 million senior secured first lien term loan facility, cash on hand, and a new $25.0 million senior secured revolving credit facility, $10 million of which was drawn at closing. Crestline Direct Finance, L.P. and Encina Commercial Finance provided the financing for the transaction, with Crestline Direct Finance, L.P. acting as administrative agent and collateral agent under the credit facilities.

About National CineMedia

National CineMedia, Inc. (NCM, NASDAQ:NCMI) is the leading premium video and digital out-of-home advertising platform in the U.S., connecting brands to sought-after audiences across cinema, office, and residential environments. A premium video, full-funnel marketing solution for advertisers, NCM enhances marketers' ability to measure and drive results. NCM’s platform comprises more than 48,000 digital screens in 185 Designated Market Areas®, including all of the top 100. NCM’s cinema advertising platform, including Spotlight, consists of approximately 22,000 total theater and lobby screens in over 1,750 theaters, and NCM's Noovie® Show is presented exclusively in 44 leading national and regional theater circuits including the only three national chains, AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK) and Regal Entertainment Group (a subsidiary of Cineworld Group PLC). Through its wholly owned Captivate subsidiary, NCM operates over 26,000 digital video screens across more than 11,000 office and residential buildings in North America. NCM is the managing member and owner of 100% of National CineMedia, LLC (NCM LLC). For more information, visit www.ncm.com.

Investor Contact:

Chan Park, investors@ncm.com

Media Contact:

press@ncm.com